Exhibit 4.59

DATED 31 MARCH 2009

AVSTES SHIPPING CORPORATION
(as borrower)

-and-

DnB NOR BANK ASA
(as lender)

-and-

SAFE BULKERS INC.
(as corporate guarantor)

-and-

PELEA SHIPPING LTD.
EFRAGEL SHIPPING CORPORATION
MARINDOU SHIPPING CORPORATION
ENIAPROHI SHIPPING CORPORATION
ENIADEFHI SHIPPING CORPORATION
(as group guarantors)

SECOND SUPPLEMENTAL AGREEMENT TO
SECURED MULTI-CURRENCY REDUCING REVOLVING CREDIT FACILITY
AGREEMENT DATED 17 APRIL 2008 AS AMENDED AND SUPPLEMENTED BY A
FIRST SUPPLEMENTAL AGREEMENT DATED 22 MAY 2008

STEPHENSON HARWOOD
One, St. Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: F04.158

CONTENTS

		Page

1	Interpretation	2

2	Conditions	3

3	Additional Prepayments during the Waiver Period	6

4	Covenants	7

5	Representations and Warranties	8

6	Amendments to Original Facility Agreement and Corporate Guarantee	8

7	Confirmation and Undertaking	11

8	Notices, Law and Jurisdiction	12

9	Costs and Expenses	12

SECOND SUPPLEMENTAL AGREEMENT

Dated: 31 March 2009

BETWEEN:

(1)	AVSTES SHIPPING CORPORATION, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the “Borrower”); and

(2)

SAFE BULKERS INC., a company incorporated according to the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, Republic of Marshall Islands (the “Corporate Guarantor”); and

(3)

PELEA SHIPPING LTD., EFRAGEL SHIPPING CORPORATION, MARINDOU SHIPPING CORPORATION, ENIAPROHI SHIPPING CORPORATION and ENIADEFHI SHIPPING CORPORATION, each a company incorporated according to the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia (together, the “Group Guarantors” and each a “Group Guarantor” and together with the Corporate Guarantor, the “Guarantors” and each a “Guarantor”); and

(4)	DnB NOR BANK ASA, acting through its office at 20 St. Dunstan’s Hill, London EC3R 8HY, England (in that capacity, the “Lender”).

SUPPLEMENTAL TO a secured multi-currency reducing revolving credit facility agreement dated 17 April 2008 as amended and supplemented by a first supplemental agreement dated 22 May 2008 each made between the Borrower and the Lender (together, the “Original Facility Agreement” and together with this Second Supplemental Agreement (hereinafter defined) as the same may be further amended, supplemented and/or novated from time to time, the “Facility Agreement”), on the terms and subject to the conditions of which the Lender has agreed to advance to the Borrower an aggregate amount not exceeding thirty six million Dollars ($36,000,000) (the “Loan”) for the purposes described therein.

WHEREAS:

(A)

The Corporate Guarantor has agreed to comply with the financial covenants in accordance with the terms and conditions as set out in clause 6.10 of the Corporate Guarantee, including the Consolidated Group Leverage, Debt to EBITDA ratio and Net Worth, and the Borrower has agreed to procure that the Corporate Guarantor complies with such financial covenants pursuant to clause 13.2.22 of the Original Facility Agreement.

(B)	(i) The Corporate Guarantor is currently in breach of the financial covenants as set out in clause 6.10.1 and 6.10.3 of the Corporate Guarantee and (ii) the Borrower is currently in breach of clause

11.14 (Additional security) of the Original Facility Agreement, accordingly, an Event of Default has been triggered pursuant to Clause 14.1.2 of the Original Facility Agreement.

(C)

The Borrower and the Corporate Guarantor have requested that the Lender agree to waive the requirements in clauses 13.2.22(a) (Consolidated Group Leverage), 13.2.22(b) (Debt to EBITDA ratio) and 13.2.22(c) (Net Worth) of the Original Facility Agreement and clauses 6.10.1 (Consolidated Group Leverage), 6.10.2 (Debt to EBITDA ratio) and 6.10.3 (Net Worth) of the Corporate Guarantee respectively during the Waiver Period.

(D)

The Borrower has requested that the Lender agree to waive the requirements in clause 11.14 (Additional security) of the Original Facility Agreement from the Effective Date until the Next Rollover Date.

(E)

The Lender is willing to agree to all the foregoing subject to the terms and conditions set forth in this Second Supplemental Agreement, including, but not limited to, (i) the amendments to be made to the Original Facility Agreement and the Corporate Guarantee and (ii) the payment of any and all Additional Prepayments (as may be required during the Waiver Period) to be initially credited to the Cash Collateral Account and subsequently applied in satisfaction of the Indebtedness on the relevant Additional Prepayment Application Date in accordance with the terms and conditions contained herein.

IT IS AGREED THAT:

1	Interpretation

	1.1	In this Second Supplemental Agreement:

“Additional Prepayments” means any prepayment made during the Waiver Period in the amount necessary in order to ensure that the market value of the Vessel shall be no less than the requisite percentage of the amount of the Loan (as stated in Clause 11.14 of the Facility Agreement) during the relevant time of the Waiver Period.

“Additional Prepayment Application Date” means, in respect of the first Additional Prepayment to be made during the Waiver Period, on the Next Rollover Date and, in respect of all subsequent Additional Prepayments, on the last day of the next relevant Interest Period.

“Cash Flow Budget” means the cash flow budget demonstrating that the Group has the necessary cash resources to meet its Newbuilding commitments (such cash flow budget to assume no more than fifteen million Dollars ($15,000,000) of bank financing in respect of any Newbuilding that does not have committed financing in place as at the date of providing such cash flow budget) while at all times maintaining a Minimum Cash Balance.

“Effective Date” means the date on which the Lender confirms to the Borrower that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Lender shall be under no obligation to give if an Event of Default or a Default shall have occurred.

“Group Charter” means any charter or other contract of employment in respect of a vessel of the Group.

“Minimum Cash Balance” means in respect of the Group a cash amount of not less than twenty five million Dollars ($25,000,000).

“Newbuilding” means each newbuilding that has been, or will be, ordered or that is in the process of being constructed for any member of the Group during the Facility Period.

“Next Rollover Date” means 20 April 2009.

“Second Supplemental Agreement” means the agreement contained herein.

“Supplemental Signing Date” means the date, falling no later than 31 March 2009, on which this Second Supplemental Agreement has been duly executed by all parties hereto.

“Waiver Period” the period commencing on the Supplemental Signing Date and expiring on 31 March 2010 (inclusive).

	1.2	In this Second Supplemental Agreement “Security Parties” means all parties to this Second Supplemental Agreement other than the Lender.

1.3

Unless otherwise defined, all words and expressions defined in the Original Facility Agreement shall have the same meaning when used in this Second Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Original Facility Agreement shall apply to the interpretation of this Second Supplemental Agreement as if it was set out in full.

2	Conditions

2.1

As conditions for the agreement of the Lender to the requests specified in Recitals (C) and (D) above and for the effectiveness of Clause 6, the Borrowers shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

		2.1.1	Officer’s certificates

(a)

A certificate of a duly authorised officer of each Security Party confirming that none of the documents delivered to the Lender pursuant to Schedule 1 Part I, 1(a), (b), (c) and (e) of the Original Facility Agreement have been amended, modified or revoked in any way since the date of their delivery to the Lender; and

(b)

A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Clause 2.1.2 is correct, complete and in full force and effect as at a date no earlier than the date of this Second Supplemental Agreement and setting out the names of the directors, officers and, other than in respect of the Corporate Guarantor, the names of the shareholders of that Security Party and the proportion of shares held by each shareholder;

2.1.2

Board and Shareholders Resolutions the original resolution of the directors and the shareholders of each Security Party (other than a resolution of the shareholders in respect of the Corporate Guarantor) (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, this Second Supplemental Agreement and any document to be executed by that Security Party pursuant to this Second Supplemental Agreement;

2.1.3

Powers of attorney A notarially attested and legalised (as applicable) power of attorney of each of the Security Parties under which this Second Supplemental Agreement and any documents required pursuant to it are to be executed by that Security Party;

2.1.4	Certificates of goodstanding A certificate of good standing in respect of each Security Party;

2.1.5	Second Supplemental Agreement The Second Supplemental Agreement duly executed by all parties thereto, together with all other documents required by any of them;

2.1.6

Additional Prepayment Evidence to the absolute satisfaction of the Lender that the amount of the Additional Prepayment (such amount to be calculated utilising the valuation obtained in December 2008 in accordance with Clause 2.1.7 and mutually agreed to between the Borrower and the Lender) has been transferred by the Borrower to the Cash Collateral Account (reducing the requisite amount of the Additional Prepayment by any amount that has already been prepaid by the Borrower to the Lender);

2.1.7

Valuation The latest valuation of the market value of the Vessel which was provided by the Borrower to the Lender in December 2008 in accordance with clauses 11.11 and 11.12 of the Original Facility Agreement;

	2.1.8	Legal opinions Confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender;

	2.1.9	Process agent Evidence that the process agent referred to in clause 22.5 of the Original Facility Agreement has accepted it appointment in respect of this Second Supplemental Agreement;

2.1.10

Restructuring fee Evidence that the fee in the amount of fifteen thousand Dollars ($15,000) and any other costs and expenses due and payable pursuant to the Facility Agreement have been paid by the Supplemental Signing Date; and

2.1.11

Other authorisations a copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the relevant Security Party accordingly) in connection with the entry into and performance of the transactions contemplated by this Second Supplemental Agreement or for the validity and enforceability of this Second Supplemental Agreement.

2.2

Conditions subsequent The Borrower shall deliver or cause to be delivered to or to the order of the Lender on, or as soon as practicable after the Supplemental Signing Date, the following documents and evidence:-

	2.2.1	Legal opinions Such of the legal opinions specified in Clause 2.1.8 as have not already been provided to the Lender.

2.3	All documents and evidence delivered to the Lender pursuant to this Clause shall:

	2.3.1	be in form and substance acceptable to the Lender;

	2.3.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

	2.3.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3	Additional Prepayments during the Waiver Period

3.1

Amount of the first Additional Prepayment In the event that the amount of the Additional Prepayment made in accordance with Clause 2.1.6 (such amount calculated utilising the valuation obtained in December 2008 pursuant to Clause 2.1.7) is less than the amount of the Additional Prepayment required (such amount calculated utilising the valuations obtained pursuant to Clause 3.8), the Borrower shall credit the amount of the shortfall to the Cash Collateral Account on demand.

3.2

Release of surplus In the event that the amount of the Additional Prepayment made in accordance with Clause 2.1.6 (such amount calculated utilising the valuation already obtained in December 2008 pursuant to Clause 2.1.7) is greater than the amount of the Additional Prepayment required (such amount calculated utilising the valuations obtained pursuant to Clause 3.8), any amount remaining to the credit of the Cash Collateral Account following the making of any transfer required by Clause 3.6 shall (unless a Default or an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower.

3.3

Further Additional Prepayments Subsequent to the first Additional Prepayment to be made pursuant to Clause 2.1.7 and 3.1 of this Second Supplemental Agreement, if, semi-annually thereafter during the Waiver Period, the market value of the Vessel (based on the relevant valuation obtained pursuant to Clause 3.8) is less than the requisite percentage of the amount of the Loan (as stated in Clause 11.14 of the Facility Agreement), the Borrower shall forthwith make an Additional Prepayment in the requisite amount in accordance to the provisions of Clause 11.14 of the Facility Agreement.

	3.4	No reborrowing Any Additional Prepayments made during the Waiver Period may not be redrawn.

3.5

Transfers to Cash Collateral Account In the event that an Additional Prepayment is made pursuant to the terms and conditions of this Second Supplemental Agreement on a day other than on the relevant Additional Prepayment Application Date, the Borrower shall forthwith credit the amount of the Additional Prepayment to the Cash Collateral Account.

3.6

Transfers from Cash Collateral Account On the relevant Additional Prepayment Application Date, the Borrower shall procure that there is transferred from the Cash Collateral Account to the Lender, the amount of the Additional Prepayment and irrevocably authorises the Lender to make those transfers.

3.7

Application The Borrower irrevocably authorises the Lender to apply any Additional Prepayments in satisfaction of the next three (3) repayments/reductions of the Loan in the order of maturity and pro-rata against all remaining repayments/reductions (including the balloon) (all pro-rata calculations shall be rounded up to the next thousand) of the Loan each due in accordance with Clause 3.4 of the Facility Agreement, such application to be made until the amount of such Additional Prepayment has been fully depleted and shall reduce the Maximum Amount accordingly.

3.8

Valuations during the Waiver Period All valuations during the Waiver Period (other than the valuation already obtained in December 2008 pursuant to Clause 2.1.7) shall be provided by an independent broker mutually acceptable to the Borrowers, the Corporate Guarantor and the Lender, who shall report directly to the Lender. All valuations pursuant to this Clause shall be made on the basis of a sale of the Vessel for prompt delivery for cash at arm’s length on normal commercial terms by a willing seller to a willing buyer and free of any existing charter or other contract of employment. The Borrower and the Lender agree to accept each valuation obtained pursuant to this Clause as conclusive evidence of the Vessel’s market value at the date of such valuation.

3.9

Cost of valuation In addition to any valuations required pursuant to the terms and conditions of the Original Loan Agreement, the Borrower shall be liable for all costs and expenses incurred by the Lender in respect of obtaining two (2) additional valuations during the Waiver Period, one valuation prior to each Additional Prepayment Application Date (each such valuation to be dated within fifteen (15) days Additional Prepayment Application Date.

3.10

Blocked Cash Collateral Account Notwithstanding any provision in the Facility Agreement, the Borrower will not be entitled to withdraw all or any part of the account balance of the Cash Collateral Account without the prior written consent of the Lender.

4	Covenants

4.1

Dividends and free cash If, during the Waiver Period, any Group Charter has been cancelled and/or terminated or any of its terms have been waived or if (in the opinion of the Lender in its absolute discretion) any of the Group Charters have been deteriorated (such event or circumstance to be notified to the Lender pursuant to the terms and conditions of Clause 4.4), the Borrower shall procure that the Corporate Guarantor does not and the Corporate Guarantor shall not be permitted to issue any dividends or make any distributions to shareholders unless the Corporate Guarantor can demonstrate that the Group maintains a Cash Flow Budget to the absolute satisfaction of the Lender.

4.2

Assessment of the Cash Flow Budget If, during the Waiver Period, any Group Charter has been cancelled and/or terminated or any of its terms have been waived or if (in the opinion of the Lender in its absolute discretion) any term of a Group Charter has been deteriorated, the Corporate Guarantor shall provide a Cash Flow Budget to be assessed utilising the Accounting Information to be issued by Corporate Guarantor in accordance with Clause 13.1.4 of the Loan Agreement and on any other information required by the Lender (which shall be provided by the Group on demand upon request of the Lender) in order to make such assessment.

4.3

Further Group Charter cancellation and/or termination, waiver of terms or deterioration Once the Corporate Guarantor has demonstrated that the Group maintains a Cash Flow Budget to the absolute satisfaction of the Lender in accordance with Clause 4.1, then, if subsequently during the Waiver Period, any of the events or circumstances set out in Clause 4.1 reoccurs in respect of any Group Charter, then the Borrower shall procure that the Corporate Guarantor does not and the Corporate Guarantor shall not be permitted to continue issuing any dividends or making any distributions to shareholders unless the Corporate Guarantor can again demonstrate that the Group maintains a Cash Flow Budget (to be assessed in accordance with Clause 4.2) to the absolute satisfaction of the Lender.

4.4

Notification of Group Charter cancellation and/or termination, waiver of terms or deterioration If, during the Waiver Period, any of the events or circumstances set out in Clause 4.1 occurs in respect of any Group Charter, then the Borrower shall procure that the Corporate Guarantor gives and the Corporate Guarantor shall give notice to the Lender of such event or circumstance, at least two (2) Business Days prior to the provision by the Corporate Guarantor of the interim financial statements set out in clause 13.1.4 of the Loan Agreement.

5	Representations and Warranties

Each of the representations and warranties contained in clause 12 of the Original Facility Agreement, clause 2 of the Corporate Guarantee and clause 2 of each Group Guarantee shall be deemed repeated by the Borrower, the Corporate Guarantor and the relevant group Guarantor respectively on the Supplemental Signing Date and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Second Supplemental Agreement.

6	Amendments to Original Facility Agreement and Corporate Guarantee

With effect from the Effective Date:

6.1

the following additional definitions shall be inserted in clause 1.1 of the Original Facility Agreement and the alphabetical order of the remaining definitions in such clause shall be amended accordingly

““Eniadefhi” means Eniadfhi Shipping Corporation, a company incorporated according to the laws of the Republic of Liberia or such other company which shall be its successor in title.”

“Eniadfhi Guarantee” means the guarantee of Eniadefhi referred to in Clause 11.1.10.”

““Eniaprohi” means Eniaprohi Shipping Corporation, a company incorporated according to the laws of the Republic of Liberia or such other company which shall be its successor in title.”

“Eniaprohi Guarantee” means the guarantee of Eniaprohi referred to in Clause 11.1.9.”

“Next Rollover Date” means 20 April 2009.”;

6.2	The definitions of Group Guarantees set out in clause 1.1 of the Original Facility Agreement shall be deleted and replaced by the following new definition:-

““Group Guarantees” means the Pelea Guarantee, the Marindou Guarantee, the Efragel Guarantee, the Eniaprohi Guarantee and the Eniadefhi Guarantee and “Group Guarantee” means any one of them.”

6.3	The definitions of Group Guarantors set out in clause 1.1 of the Original Facility Agreement shall be deleted and replaced by the following new definition:-

““Group Guarantors” means Pelea, Marindou, Efragel, Eniaprohi and Eniadefhi and “Group Guarantor” means any one of them.”

6.4

the words “or any other amount acceptable to the Lender in its absolute discretion” in Clause 6.1 of the Original Facility Agreement shall be inserted after the words “one million Dollars ($1,000,000) and the words “and any repaid amount shall not be available for reborrowing” shall be deleted and replaced by the words “and any repaid amount shall be available for reborrowing”;

6.5	An additional clause 11.1.9 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

“11.1.9 a guarantee and indemnity from Eniaprohi dated 25 September 2008; and”

6.6	An additional clause 11.1.10 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

“11.1.10 a guarantee and indemnity from Eniadefhi dated 25 September 2008.”

6.7	clause 11.12 of the Original Facility Agreement shall be deleted and replaced as follows:-

“Cost of valuation The Borrower shall be liable for all costs and expenses incurred by the Lender in obtaining all valuations to be provided pursuant to this Clause, such valuations to be provided by the Borrower (i) semiannually throughout the Facility Period at a time which shall coincide with the provision of the Compliance Certificate in accordance with Clause 13.1.4 and 13.1.2 (the first such valuation to be provided within six (6) months after the Signing Date) and (ii) if requested by the Lender, semiannually throughout the Facility Period commencing six (6) months after the Next Rollover Date, unless there is an Event of Default in which case the Borrower shall be liable for all costs and expenses incurred by the Lender in obtaining any number of valuations required by it pursuant to Clause 11.11 and shall reimburse the Lender in respect of all such costs and expenses on demand.”;

6.8	the word “repay” in the first sentence of clause 11.14 (c) of the Original Facility Agreement shall be deleted and replaced by the word “prepay”;

6.9	an additional provision shall be inserted at the end of clause 11.14 of the Original Facility Agreement which shall be read and construed as follows:-

“Any amount prepaid pursuant to this Clause shall not be available for reborrowing.”;

6.10	an additional clause 6.11 shall be incorporated into the Corporate Guarantee which shall be read and construed as follows:-

“6.11

In the event that the Borrower is not in compliance with the terms and conditions of clause 11.14 of the Facility Agreement and the amount of the shortfall thereunder is equal to or greater than one million Dollars ($1,000,000), the Guarantor shall make a prepayment in the requisite amount to ensure compliance to the absolute satisfaction of the Lender with such clause. Clauses 7.2, 7.3 and 7.4 of the Facility Agreement shall apply, mutatis mutandis, to any repayment made pursuant to this Clause as if references to the Borrower were references to the Guarantor.”;

6.11

all references to “this Agreement” in the Original Facility Agreement shall be references to the Original Facility Agreement as amended and/or supplemented by this Second Supplemental Agreement and as further amended and/or supplemented and/or varied and/or novated from time to time;

6.12

all references in all other Finance Documents to the Agreement (however it may be defined) shall be read and construed as the Original Facility Agreement as supplemented and amended by this Second Supplemental Agreement; and

	6.13	all other terms and conditions of the Original Facility Agreement and the other Finance Documents shall remain unaltered and in full force and effect.

7	Confirmation and Undertaking

7.1

Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Original Facility Agreement made in this Second Supplemental Agreement, as if all references in any of the Security Documents to the Original Facility Agreement (however described) were references to the Original Facility Agreement as amended and supplemented by this Second Supplemental Agreement.

7.2

The definition of any term defined in any of the Finance Documents shall, to the extent necessary, be modified to reflect the amendments to the Original Facility Agreement made in this Second Supplemental Agreement.

7.3

For the avoidance of doubt, each of the Security Parties confirms that, if the Borrower and/or the Corporate Guarantor do not comply with any provision of this Second Supplemental Agreement, such event or circumstance shall constitute an Event of Default under clause 14.1.2 of the Facility Agreement.

7.4

With effect from 31 December 2008, the Lender waives all Events of Default that may have occurred between 31 December 2008 and 30 March 2009 (inclusive) under any of the Security Documents relating to:

		7.4.1	any breach of clause 11.14 (Additional Security) of the Facility Agreement;

		7.4.2	any breach of clause 13.2.22 (Financial Covenants) of the Facility Agreement; or

		7.4.3	any breach of clause 6.10 of the Corporate Guarantee; or

	7.4.4	the payment of any dividend prior to the date of this First Supplemental Agreement.

This Clause does not affect any right of the Lender in relation to (i) any Default or Event of Default that occurs from and including 31 March 2009 and is not covered by this First Supplemental Agreement and (ii) any Default or Event of Default which occurs after 31 March 2010.

8	Notices, Law and Jurisdiction

The provisions of clauses 18 and 22 of the Original Facility Agreement shall apply to this Second Supplemental Agreement as if they were set out in full and as if references to the Original Facility Agreement were references to this Second Supplemental Agreement and references to the Borrower were references to the Security Parties.

9	Costs and Expenses

The Security Parties shall, on demand of the Lender and upon a full indemnity basis, reimburse the Lender for all costs and expenses (including legal fees and disbursements plus any value added tax payable thereon) incurred by the Lender in connection with the preparation, negotiation and execution of this Second Supplemental Agreement and any other documents required.

IN WITNESS of which the parties to this Second Supplemental Agreement have executed this Second Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as a DEED by	)
AVSTES SHIPPING CORPORATION	)
(as borrower))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
SAFE BULKERS INC.	)
(as corporate guarantor))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
PELEA SHIPPING LTD.	)
(as a group guarantor))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
EFRAGEL SHIPPING CORPORATION	)
(as a group guarantor))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
MARINDOU SHIPPING CORPORATION	)
(as a group guarantor))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
ENIAPROHI SHIPPING CORPORATION	)
(as a group guarantor))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
ENIADEFHI SHIPPING CORPORATION	)
(as a group guarantor))
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
its duly authorised attorney-in-fact	)
in the presence of:	)
Christodoulos Vartis		/s/ Christodoulos Vartis

SIGNED and DELIVERED as a DEED by	)
DnB NOR BANK ASA	)
(as lender))
acting by Christodoulos Vartis	)	/s/ Christodoulos Vartis
its duly authorised attorney-in-fact	)
in the presence of:	)
Konstantinos Adamopoulos		/s/ Konstantinos Adamopoulos